Exhibit 10.1

To: John Caulfield
Re:    Executive Severance and Change in Control Plan
This letter agreement (the “Participation Agreement”) will confirm that you have been selected to participate in the Phillips Edison & Company, Inc. Executive Severance and Change in Control Plan (the “Plan”) as a Participant (as defined in the Plan). Your participation in the Plan and the terms of any severance benefits payable thereunder are governed by the terms and conditions set forth in the formal plan document, a copy of which has been provided to you. Note that the terms of the Plan, as well as your right to participate in the Plan, may be amended or terminated at any time, subject to certain exceptions as set forth in the Plan.
In exchange for the benefits and payments set forth in the Plan, you agree to the following restrictive covenants

•
Non-Competition. For eighteen (18) months following the termination of your employment with the Company and its affiliates (collectively, the “Company Group”), you will not directly or indirectly, own, manage, operate, control, fundraise, consult with (as a consultant, independent contractor, or otherwise), be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of a Competing Business (as defined below) in the United States. For purposes of this Participation Agreement, “Competing Business” means a company with the following characteristics: (i) the primary and principal business activity of the entity is the ownership, management and/or development of neighborhood and community grocery anchored shopping centers and (ii) whose owned, managed or assets under development exceed $1 billion as of the end of the entity’s last fiscal year; provided, that nothing herein prohibits you from investing in mutual funds and stocks, bonds, or other securities in any business if such stocks, bonds, or other securities are listed on any securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer, three percent (3%) of the issued and outstanding capital stock or in the case of bonds or other securities, three percent (3%) of the aggregate principal amount thereof issued and outstanding.

•
Non-Solicitation. For eighteen (18) months following the termination of your employment with the Company Group, you will not induce or encourage any employee of the Company Group, to leave the employment of the Company Group, or solicit, induce, or encourage any existing customer, client, or independent contractor of the Company Group, on behalf, directly or indirectly, of a Competing Business to cease or reduce its business with or services rendered to the Company Group.

•	Non-Disclosure.

◦
During your employment you will be exposed to Confidential Information (as defined below). You acknowledge and agree that you will use the Confidential Information solely for the benefit of the Company Group and that all Confidential Information will remain the exclusive property of the Company Group. You agree not, except as may be required by legal or administrative process upon prior written notice to the Company, to disclose to any unauthorized person or use for your own purposes any Confidential Information without the prior written consent of the Board of Directors of the Company. Upon your termination of employment, or at any other time the Company may request, you agree to deliver and not take with you any materials containing Confidential Information or Work Product (as defined below), including all memoranda, notes, plans, records, reports, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information and Work Product, which you may then possess.

◦
Nothing in this Participation Agreement prohibits you from communicating or cooperating with filing a complaint or participating in any investigation by any governmental agency with respect to possible violations of any law, or otherwise making disclosures to any governmental agency, that are protected under the whistleblower provisions of applicable law; provided, that such communications and disclosures are consistent with applicable law. You understand and acknowledge that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that if you file a lawsuit for retaliation for reporting a suspected violation of law you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal; and do not disclose the trade secret, except pursuant to court order. However, under no circumstance will you be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company’s General Counsel or other officer designated by the Company.

◦
For purposes of this Participation Agreement: “Confidential Information” means any and all information, concerning the business or affairs of the Company Group in whatever form that is not generally known to the public, including but not limited to the following:  (i) the names, lists, contact information of clients of the Company Group; (ii) the financial, business or other information of the Company Group and its clients; (iii) the terms, structure and amounts paid for services by any client; (iv) the client’s contract and buying history; (v) projects, plans and methods of operation within the Company Group; (vi), sales and marketing plans and related information; (vii) operations, procedures and practices; (viii) business plans and information contained therein, and (ix) any other confidential information of, about or concerning the Company, the manner of operation of the Company and other confidential data of any kind, nature or description relating to the Company. “Work Product” means all discoveries, inventions, innovations, improvements, developments, methods, and patentable or copyrightable work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you (whether above or jointly with others) while employed by the Company Group.
Should your participation in the Plan be terminated, your non-competition and non-solicitation obligations under this Participation Agreement shall also terminate. Although your obligations regarding Confidential Information and Work Product will remain in effect.
You will not be a “Participant” entitled to benefits under the Plan unless you sign and return a copy of this Participation Agreement to my attention. Additionally, upon your termination of employment with the Company Group, you will be required to execute and not revoke a release agreement in substantially the form attached hereto as Exhibit A in accordance with the terms and conditions of the Plan in order to receive the benefits under the Plan.
Please contact Keith Rummer at [phone number redacted] or [email address redacted] should you have any questions about participation in the Plan.
ACCEPTED AND AGREED:

/s/ John Caulfield

John Caulfield

Date: August 7, 2019

Exhibit A
Release Agreement
[Date]

Name
Address 1
Address 2

Dear []:

This letter confirms the agreement between Phillips Edison & Company LTD and its parents and subsidiaries (collectively “Phillips Edison”) and you regarding the terms of your separation from Phillips Edison.

1.
You will be separated from Phillips Edison effective [] (the “Termination Date”). Such separation is a termination qualifying you for severance benefits under the Phillips Edison & Company, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”).

2.
Even if you do not sign this agreement, Phillips Edison will pay to you the compensation that you have earned through the Termination Date and any accrued and unused vacation benefits. Similarly, even if you do not sign this agreement, you will be offered any benefits to which you might be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Even if you do not sign, you will retain all vested benefits you may have under any Phillips Edison retirement and/or 401(k) plan in which you are a qualified participant, if any.

3.
If you sign and return this agreement on or before [] Either 21 or 45 days from date of agreement; 45 days if group termination. (and provided further that you do not revoke this agreement within seven (7) days after signing it), then, as required by the terms of the Severance Plan and in consideration and in exchange for your agreements contained in paragraph 4, Phillips Edison hereby agrees to provide you the following, commencing after the expiration of the seven-day revocation period.

(a)	Phillips Edison will pay to you a lump sum severance in the amount of $[]; less appropriate tax withholding and other authorized, permitted, and required deductions.

(b)
If you elect COBRA, then for up to [] months, Phillips Edison will continue to provide such coverage and you will continue to pay the same amount of monthly premium as in effect for other Phillips Edison executives. Should you become employed with any other employer and be eligible for group health insurance under such employer’s plan then Phillips Edison’s obligations under this Section 3(b) will be reduced by the extent of comparable coverage provided by such other employer. You agree to report any such coverage to Phillips Edison. Phillips Edison may satisfy its obligations under this Section 3(b) by paying you the difference between the monthly COBRA premium and the monthly premium you would have paid as an active employee.

(c)	Full vesting in [] time based LTI Awards (as defined in the Severance Plan).

(d)
You will remain eligible to vest in and be paid on [] performance-based LTI Awards based on actual performance at the end of the relevant performance period, with pro-ration based on the period of time elapsed between the beginning of the performance period and the Termination Date as a percentage of the full performance period.

4.	In consideration and in exchange for the entitlements set forth in paragraph 3 above, you hereby agree:

(a)    On behalf of yourself and anyone claiming through you, to release, acquit, and forever discharge Phillips Edison and each of their respective subsidiaries, affiliates, predecessors, successors, assigns, past and present officers, owners, representatives, directors, employees, divisions, agents, partners, parent organizations, heirs, executors, and administrators and anyone claiming through them (hereinafter "the Companies" collectively), from any and all manner of claims whatsoever which you ever had or may in the future have or hold against the Companies arising out of your employment with any of the Companies and/or the cessation of your employment with any of the Companies. Said claims or causes of action include, but are not limited to, claims or causes of action under all of the following: the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act (as amended), 29 U.S.C. Sections 621 and following; the Civil Rights Acts of the Civil War Era, 1964 and 1991, and the Equal Pay Act of 1963 (all as amended), 42 U.S.C. Sections 1981 and following and 2000e and following; the Americans with Disabilities Act (as amended), 42 U.S.C. Sections 12101 and following; the Employee Retirement Income Security Act of 1974 (as amended), 29 U.S.C. Sections 1001 and following; the Fair Labor Standards Act (as amended), 29 U.S.C. Sections 201 and following; the Family and Medical Leave Act of 1993 (as amended), 29 U.S.C. Sections 2601 and following; all comparable and/or relevant state and/or municipal statutes; claims or causes of action for wrongful discharge or retaliatory discharge; and claims or causes of action for breach of any alleged contract or public policy arising from your employment with any of the Companies. Notwithstanding this waiver, you do not waive rights or claims that may arise from events after the date this waiver is executed, other than events expressly contemplated by this letter agreement.

(b)    You will not bring any legal action against the Companies for claims, potential or actual, waived under this agreement. You further agree that should you bring any type of administrative or legal action arising out of claims waived under this agreement, you will bear all legal fees and costs, including those of the Companies.

(c)    You represent and agree that the release in paragraph (a) above is given in exchange for fair and adequate consideration.

(d)    You will return to Phillips Edison before or on the Termination Date, all company property in your possession in good working order, ordinary wear and tear excepted, including, but not limited to: company vehicles; credit cards; equipment (including, without limitation, computer equipment and phones); supplies; samples; prototypes; keys; badges and documents such as client lists, price lists, phone listings, and equipment lists. An accurate and documented expense report, for any and all reimbursable expenses you incurred up to and including the Termination Date, must be submitted to Phillips Edison within forty-five (45) calendar days following the Termination Date. Any expenses, otherwise reimbursable to you, turned in after this forty-five (45) day period will not be reimbursed.

(e)    You will cooperate fully with the Companies in their defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has or may be filed and agree any testimony you may provide will be truthful.

(f)    You will not disclose any trade secrets, manufacturing processes, marketing information, customer information or any other confidential information which you acquired while an employee of the Companies, to any other person or entity, or use such information in any manner. You understand and agree that your failure to comply with this paragraph may result in legal action seeking legal and equitable relief against you or any person or entity to whom you disclose this information or on whose behalf you use it. Notwithstanding the foregoing, in compliance with the requirements of the Defend Trade Secrets Act, you acknowledge the following: (i) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if you file a lawsuit for retaliation by Phillips Edison for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

(g)    You further agree to comply with the non-disclosure of information, non-solicitation of employees and the non-competition covenants contained in the Participation Agreement you entered into in connection with the Severance Plan.

5.
The release in paragraph 4(a) and the covenant not to sue in paragraph 4(b) will not affect your rights to (i) enforce this agreement, (ii) claim unemployment compensation or any state disability or workers’ compensation insurance benefits, (iii) any indemnification under any charter or bylaws of Phillips Edison, or any directors and officers liability insurance; or (iv) file a charge with, report possible violations to, or participate or cooperate with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, the Inspector General, or any other governmental agency or make other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; however, you agree that if you participate in any such claim, you waive your right to recover any individual monetary relief or other individual remedies from the Companies (other than unemployment compensation).

6.	In the event that you breach any of your agreements under paragraph 4, any outstanding obligations of Phillips Edison hereunder will immediately terminate.

7.	Phillips Edison hereby advises you as follows pursuant to the Older Workers Benefits Protection Act of 1990:

(a)    You have the right to consult with an attorney before signing this agreement.

(b)    You have [twenty-one (21)][forty-five (45)] 45 days applies in group termination. days from the date of receipt of this letter to consider this agreement.

(c)    If you sign this agreement, you have seven (7) days after signing it to revoke this agreement and this agreement will not be effective and no payments, pursuant to paragraph 3 of this agreement, will be made to you until this seven (7) day revocation period has expired.

8.
The provisions of this agreement are severable. If any provision or portion thereof is held to be invalid or unenforceable, it will not affect the validity or unenforceability of any other provisions or portions thereof.

9.	You represent that you have thoroughly read and considered all aspects of this agreement, that you understand all of its provisions, and that you are voluntarily entering into this agreement.

10.
The parties agree that nothing in this agreement is an admission by any party hereto of any act, practice, or policy of discrimination or breach of contract either in violation of applicable law or otherwise, and that nothing in this agreement is to be construed as such by any other person.

11.
This agreement sets forth the entire agreement between you and Phillips Edison and supersedes any and all prior oral and/or written agreements or understandings between you and Phillips Edison concerning the subject matter. This agreement may not be altered, amended or modified, except by a further written document signed by you and Phillips Edison.

If you are willing to enter into this agreement, please date and sign the enclosed copy of this agreement in the spaces indicated below, and return that copy to me by []. As noted above, you have seven (7) days after you sign this agreement to revoke the agreement should you wish to do so.

Sincerely,

Keith A. Rummer
Sr. VP Human Resources

Accepted and agreed to this ____________ day of ______________________, 20__

___________________________________
Signature

WITNESS: ______________________    DATE: __________________

RECEIPT

I, [], received from Phillips Edison a copy of the attached separation agreement dated [] on this date.

____________________________
Name

____________________________
Date